Exhibit 23.9

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated July 23, 2004, with respect to the statement of operations and statement of cash flows of Palm Springs FBO, LLC and our report dated March 29, 2004, with respect to the consolidated financial statements of General Aviation Holdings, LLC, each included in the Registration Statement (Pre-effective Amendment No. 4 to Form S-1 No. 333-116244) and related Prospectus of Macquarie Infrastructure Company Trust and Macquarie Infrastructure Company LLC for the registration of shares representing beneficial interests in Macquarie Infrastructure Company Trust and LLC interests of Macquarie Infrastructure Company LLC.

/s/ ERNST & YOUNG LLP

Minneapolis, Minnesota

November 29, 2004